UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2005

INTRALASE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50939	38-3380954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Jeronimo, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 859-5230

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 19, 2005, IntraLase’s Board of Directors approved the accelerated vesting of all unvested and “out-of-the-money” stock options with an exercise price per share of $18.88 or higher. The accelerated vesting will cause options previously awarded for the purchase of approximately 505,000 shares of IntraLase common stock, representing approximately 9% of total options outstanding, to vest and become exercisable immediately, subject to continued restrictions on sale. Of the 505,000 options subject to accelerated vesting, approximately 250,000 are held by directors and executive officers. Based upon the December 22, 2005 closing stock price on NASDAQ of $18.15, none of these options has a current economic value. The decision to accelerate the vesting of these options was made primarily to reduce non-cash compensation expense that would have been recorded in IntraLase’s income statement in future periods upon the adoption of Financial Accounting Standard Board Statement No. 123R (Share-Based Payment) beginning in January 2006. As a result of this acceleration, IntraLase expects to reduce the stock option expense it would otherwise be required to record in 2006 by approximately $1.3 million.

The Board of Directors believes the accelerated vesting of these options to be in the best interest of IntraLase’s shareholders and employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRALASE CORP.
(Registrant)

Date: December 22, 2005	/s/ Shelley B. Thunen
Shelley B. Thunen
Executive Vice President & Chief Financial Officer